Exhibit 99.2

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	April 21, 2010
For more information contact:	Member FDIC
Barbara I. Palermo, 714-438-2500	Equal Housing Lender

Pacific Mercantile Bancorp Announces the

Nomination of Gordon C. Rausser, Ph.D., to Its Board of Directors

Costa Mesa, Calif., April 21, 2010 — (GlobeNewsWire) Pacific Mercantile Bancorp (NASDAQ: PMBC). Raymond E. Dellerba, President and CEO of Pacific Mercantile Bancorp, announced today that the Board of Directors of the Company has nominated Gordon C. Rausser, Ph.D., to serve as a member of its Board of Directors. Dr. Rausser’s election to the Bancorp Board is subject to bank regulatory approvals and will become effective if and at such time as those regulatory approvals are received. “We are very honored to have someone of Dr. Rausser’s stature join our Bancorp Board. With his election to the Bancorp Board of Directors, Dr. Rausser will bring his invaluable insight, business acumen, knowledge of economics, and a wealth of important contacts to our Bank,” said Mr. Dellerba. Additionally, Dr. Rausser is a major investor and shareholder.

Gordon C. Rausser, Ph.D., is, and since 1986 has been, the Robert Gordon Sproul Distinguished Professor at the University of California, Berkeley. Dr. Rausser also has assumed a wide array of leadership positions at UC Berkeley, including serving on the UC Berkeley Board of Trustees from 1994 to 2001, and as the Dean of the College of Natural Resources from 1998 to 2000. He also has held a professorship in economics and statistics at Harvard University, where he won the Faculty Excellence in Teaching Award in 1978. Dr. Rausser served, from 1988 to 1990, as the Chief Economist of the U.S. Agency for International Development, and from 1986 to 1987 as Senior Economist on the President’s Council of Economic Advisors. Dr. Rausser has been elected a fellow of the American Agricultural Economics Association (AAEA), the American Statistical Association and the American Association for the Advancement of Science. His broad research interests focus on contract markets, including the application of risk management frameworks to contract markets, public policy, economic regulation, political economy, environmental and natural resource economics, applied econometrics and statistical decision theory. Dr. Rausser also serves as Chairman of the Board of Onpoint Analytics, an economic and financial consulting firm. Dr. Rausser’s economic research has won him numerous national awards, including the AAEA Quality of Research Discovery Award in 2001 and the USDA Secretary of Agriculture Award in 2000. Dr. Rausser is a frequent commentator on national radio and television and an active advisor on public policy issues to business and political leaders in many parts of the world.

Dr. Rausser will bring to the Board his extensive knowledge with respect to economic policies and issues that impact the Company’s business, and considerable insight into risk management issues and knowledge regarding the formulation and operation of risk management systems.

(more)

Rausser Release

Page 2.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 Billion as of December 31, 2007.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

(end)